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                                                                      EXHIBIT 11

                                  Tekgraf, Inc.


                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

FOR THE YEAR ENDED DECEMBER 31,
                                                            1996        1997
                                                            ----       ------
Net income(loss)...................................       $   43       $ (393)


Basic and diluted weighted average number of common
  shares Common shares..............................       1,084        2,581





Basic and diluted net income(loss) per share              $ 0.04       $(0.15)
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